Exhibit 99.01

DEXCOM INC. ANNOUNCES SECOND QUARTER 2005 FINANCIAL RESULTS

SAN DIEGO—(BUSINESS WIRE)—August 2, 2005—DexCom, Inc. (NASDAQ:DXCM) today reported a net loss of $6.4 million and $12.4 million for the three and six months ended June 30, 2005 compared to $3.2 million and $6.3 million for the three and six months ended June 30, 2004. Net loss attributable to common stockholders was $6.4 million and $12.5 million for the three and six months ended June 30, 2005 compared to $4.0 million and $7.9 million for the three and six months ended June 30, 2004.  Included in the net loss attributable to common stockholders was accretion to redemption value on DexCom’s Series B, C, and D redeemable convertible preferred stock of $15,000 and $122,000 for the three and six months ended June 30, 2005 compared to $809,000 and $1.6 million for the three and six months ended June 30, 2004.  Basic and diluted net loss per share was $0.29 and $1.01 for the three and six months ended June 30, 2005 compared to $1.75 and $3.51 for the three and six months ended June 30, 2004.

Research and development expenses totaled $5.0 million and $10.0 million for the three and six months ended June 30, 2005 compared to $2.8 million and $5.6 million for the three and six months ended June 30, 2004.  The change in research and development expenses for the three and six months ended June 30, 2005 compared to the three and six months ended June 30, 2004 was primarily due to increases in clinical trials of our glucose monitoring systems, employee headcount, materials to produce glucose monitoring systems for our clinical trials, and sensor design costs.

Selling, general and administrative expenses totaled $1.4 million and $1.9 million for the three and six months ended June 30, 2005 compared to $0.4 million and $0.7 million for the three and six months ended June 30, 2004.  The change in selling, general and administrative expenses for the three and six months ended June 30, 2005 compared to the three and six months ended June 30, 2004 was primarily due to initial marketing efforts and increases in costs associated with operating as a public company including increased independent auditor and compliance, insurance and legal costs, and additional accounting personnel.

On April 13, 2005, DexCom completed the initial public offering of its common stock in which it sold 4,700,000 shares of common stock for net proceeds of $50.5 million.  Upon completion of DexCom’s initial public offering, all outstanding shares of preferred stock automatically converted into common stock.

Conference Call

Management will hold a conference call today starting at 4:30 pm (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom Inc. website at www.dexcom.com under the investor webcast section and will be archived for future reference.  To listen to the conference call, please dial (800) 289-0572 (US/Canada) or (913) 981-5543 (International) and use the participant code “8380469” approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, CA, is developing continuous glucose monitoring systems for people with diabetes.

DexCom, Inc.
(a development stage company)

BALANCE SHEETS

	June 30, 2005	December 31, 2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$51,490,448	$27,229,208
Short-term marketable securities, available-for-sale	15,094,016	—
Prepaid and other current assets	760,046	43,781
Total current assets	67,344,510	27,272,989

Property and equipment, net	2,482,089	1,851,892
Restricted cash	250,000	200,000
Deferred offering costs and other assets	—	33,000
Total assets	$70,076,599	$29,357,881

Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued liabilities	$2,136,014	$1,018,879
Accrued payroll and related expenses	461,638	328,476
Accrued clinical trials	270,915	220,875
Total current liabilities	2,868,567	1,568,230

Deferred rent	146,865	125,241

Commitments and contingencies

Redeemable convertible Series B preferred stock, $0.001 par value, no shares and 11,304,114 shares authorized, issued and outstanding at June 30, 2005 and December 31, 2004, respectively.	—	20,878,086
Redeemable convertible Series C preferred stock, $0.001 par value, no shares and 13,043,478 shares authorized; no shares and 12,790,870 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively.	—	34,740,360
Redeemable convertible Series D preferred stock, $0.001 par value, no shares and 8,700,000 shares authorized; no shares and 8,355,886 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively.	—	21,355,894

Stockholders’ equity (deficit):
Convertible Series A preferred stock, $0.001 par value, no shares and 3,000,000 shares authorized; no shares and 3,000,000 issued and outstanding at June 30, 2005 and December 31, 2004, respectively.	—	3,000
Preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding at June 30, 2005.	—	—
Common stock, $0.001 par value, 100,000,000 and 50,000,000 authorized; 25,371,413 and 2,323,300 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively.	25,371	2,323
Additional paid-in capital	134,191,155	6,218,012
Deferred stock-based compensation	(1,756,559)	(2,648,336)
Deficit accumulated during the development stage	(65,377,344)	(52,884,929)
Accumulated and other comprehensive income (loss)	(21,456)	—
Total stockholders’ equity (deficit)	67,061,167	(49,309,930)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$70,076,599	$29,357,881

DexCom, Inc.
(a development stage company)

STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Period from May 13, 1999 (inception) through June 30,
	2005	2004	2005	2004	2005
Costs and expenses:
Research and development	$4,978,718	$2,802,892	$9,982,995	$5,636,993	$46,095,729
Selling, general and administrative	1,382,934	353,213	1,914,609	668,964	9,504,928
Stock-based compensation:
Research and development	366,850	18,849	797,650	37,530	1,088,764
Selling, general and administrative	113,724	24,360	268,644	52,331	426,219
Total costs and expenses	6,842,226	3,199,314	12,963,898	6,395,818	57,115,640
Interest and other income	457,978	33,068	593,715	73,452	1,999,065
Net loss	(6,384,248)	(3,166,246)	(12,370,183)	(6,322,366)	(55,116,575)
Accretion to redemption value of Series B, Series C, and Series D redeemable convertible preferred stock	(15,242)	(808,628)	(122,232)	(1,617,256)	(10,260,769)
Net loss attributable to common stockholders	$(6,399,490)	$(3,974,874)	$(12,492,415)	$(7,939,622)	$(65,377,344)

Basic and diluted net loss per share attributable to common stockholders	$(0.29)	$(1.75)	$(1.01)	$(3.51)
Shares used to compute basic and diluted net loss per share attributable to common stockholders	22,140,149	2,265,985	12,417,909	2,260,645

Contact:

  Steve Kemper

  Chief Financial Officer

  (858) 200-0200

Source: DexCom, Inc.